Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Xenia Hotels & Resorts, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-201829) on Form S-8 of Xenia Hotels & Resorts, Inc. of our report dated March 27, 2015, with respect to the combined consolidated balance sheets of Xenia Hotels & Resort, Inc. as of December 31, 2014 and 2013, and the related combined consolidated statements of operations, changes in equity, and cash flows, for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule III, which report appears in the December 31, 2014 annual report on Form 10-K of Xenia Hotels & Resorts, Inc. Our report refers to a change in method of accounting for discontinued operations in 2014 due to the adoption of Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity.

/s/ KPMG LLP

Chicago, Illinois

March 27, 2015